SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2000 (December 14, 2000)

Corrections Corporation of America
(Exact name of registrant as specified in its charter)

Maryland	0-25245	62-1763875
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee 37215
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (615) 263-3000

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. Other Events.

Execution of Memorandum of Understanding Regarding Revised Terms of Stockholder Litigation Settlement

      On December 14, 2000, Corrections Corporation of America, a Maryland corporation formerly known as Prison Realty Trust, Inc. (the “Company”), entered into a Memorandum of Understanding with the plaintiffs in the Company’s outstanding stockholder litigation providing for an amendment to the terms of the previously announced settlements (the “Memorandum of Understanding”).

      Pursuant to the revised terms of the settlements as set forth in the Memorandum of Understanding, the Company has agreed to issue the plaintiffs:

•	an aggregate of 51,500,000 shares of the Company’s common stock; and

•	a subordinated promissory note in the aggregate principal amount of $29.0 million.

      All of the shares of common stock to be issued by the Company will be issued after final court approval of the settlements. The promissory note, which will be issued on the date the settlements become effective, will be due January 3, 2005 and accrue interest at a rate of 6.0% per annum. All principal and interest due under the note will be payable in one lump sum at maturity; provided, however, that should the average trading price of the Company’s common stock meet or exceed a “termination price” (generally expected to be between $1.06 — $1.25 per share as determined based on the average trading price of the Company’s common stock for the three trading days prior to the final approval of the settlements) for 15 consecutive trading days at any time prior to the maturity date of the note, all amounts outstanding under the promissory note will be deemed fully satisfied without further action by the Company. To the extent the highest average trading price of the common stock does not reach the “termination price” during the period, the amount to be paid under the note will be reduced by the amount the shares of stock issued to the plaintiffs appreciate in value pursuant to a calculation to be made at the time of the maturity of the note.

      The issuance of the shares of common stock and promissory note described above by the Company will be in lieu of the requirement of the previously announced settlement agreements that the Company issue the plaintiffs 17,235,715 shares of its common stock at an agreed value of $4.375 per share. Under the terms of the settlement agreements, these shares were subject to a stock price guarantee of $4.375 per share, which would have required the Company to pay or issue, at its option, cash or additional shares of common stock to the plaintiffs if the trading price of the Company’s common stock did not reach $4.375 per share for a specified number of trading days during the period from the completion of the settlements through August 31, 2001. As a result, the Company, which expected to satisfy the stock price guarantee in additional shares of common stock rather than in cash, would have been required to issue an indeterminate number of shares of its common stock based on the continued trading price of the Company’s common stock through August 31, 2001.

      No other terms of the previously announced settlement agreements have been altered by the terms of the agreement set forth in the Memorandum of Understanding. Please see the Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on October 30, 2000 for a complete description of the terms of the previously announced settlement agreements.

      The Memorandum of Understanding is subject to the execution of a definitive amendment to the previously agreed to stipulations of settlement and subsequent court approval. In addition, the issuance of the shares of common stock is subject to the Company meeting certain requirements under the rules of the New York Stock Exchange and the issuance and terms of the promissory note are subject to the approval and consent of the Company’s lenders.

      The complete text of the Memorandum of Understanding is included as Exhibit 10.1 hereto and is incorporated herein in its entirety. The press release issued by the Company on December 15, 2000 with respect to the execution of the Memorandum of Understanding is filed herewith as Exhibit 99.1 and is incorporated herein in its entirety.

Forward Looking Statements.

      This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those as set forth in the forward-looking statements.

ITEM 7(c). Exhibits.

      The following exhibits are filed as part of this Current Report:

Exhibit
Number	Description of Exhibits

10.1	Memorandum of Understanding, dated December 14, 2000, by and among attorneys for the Company and the plaintiffs.

99.1	Company press release, dated December 15, 2000, announcing the execution of the Memorandum of Understanding.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the undersigned Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2000	CORRECTIONS CORPORATION OF AMERICA

By: /s/ John D. Ferguson
Its: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

10.1	Memorandum of Understanding, dated December 14, 2000, by and among attorneys for the Company and the plaintiffs.

99.1	Company press release, dated December 15, 2000, announcing the execution of the Memorandum of Understanding.

5